CMO FRANCHISE CONTRACT


1. PARTIES. MEDI-CEN, CORP. OF AMERICA, a Maryland corporation with a business address of 5530 Wisconsin Ave., Suite 1248, Chevy Chase, MD 20815, (hereinafter, "FRANCHISER") and MEDI-CEN, CORP. OF MARYLAND, a Maryland corporation with a business address of 5530 Wisconsin Ave., Suite 1248, Chevy Chase, MD 20815 (hereinafter, "Contract Management Organization" or "CMO").

2. TERRITORY. FRANCHISER agrees to grant an exclusive franchise for Medical Contract Management Organization services to CMO in the TERRITORY within the recognized state boundaries of the State of Maryland. The exclusive franchise permits the CMO to provide medical contract management services in the region/territory in accordance with the principles and business plans, and structure of the FRANCHISER's medical contract management business, and network of practicing physicians as health care providers. As per paragraph 18, any portion of the TERRITORY not developed by CMO shall revert to FRANCHISER, and may be sold to a new franchisee or developed by the FRANCHISER at the FRANCHISER's option as per paragraphs 27 and 31.

3. CONTRACT MANAGEMENT SERVICES. CMO shall provide practice management services by contract to APs (Associate Physicians), IPs (Independent Physicians), IMCs (Independent Medical Contractors) and Insurance Companies, Self Insured Parties, PPOs and other parties in TERRITORY, which TERRITORY shall be defined as encompassing the contiguous geographic area defined and identified in this Agreement, by the FRANCHISER, as the TERRITORY, to the exclusion of any contiguous or tangential geographic area not specifically defined or identified by FRANCHISER, as within the scope of the TERRITORY subject to this Franchise Agreement. The contracts for IP, AP, IMC and GENERAL SERVICES shall be provided by FRANCHISER and all contracts used must be approved by FRANCHISER. FRANCHISER may change these contracts from time to time. FRANCHISER shall notify CMO in writing and send the new contract(s) to CMO, at which time CMO shall use the new contracts for all new IP, AP or IMC's. All fees noted below for the services provided by CMO under these contracts are set by and must be approved by FRANCHISER, and may be changed from time to time by FRANCHISER.

      a. IPS. CMO shall provide practice management services by contract to IPs. An IP is a physician who has his/her own office, overhead and staff. IPs will receive patient referrals from CMO, but they will also have their own patient referral base. CMO will provide medical billing, physician quality assessment and review, marketing to patient groups, marketing to insurance companies for access to provider contracts, and referrals from APs or other sources. The fee to CMO from IPs will be 20% of gross collected billings, with a 5% quarterly rebate to IP based upon achieving quality goals. An IP contract is attached as Exhibit A. FRANCHISER shall provide CMO with the IP contracts.

      b. APS. CMO shall provide practice management services by contract to APs. APs are physicians who work for a professional corporation, partnership, sole proprietorship, limited liability company or other self employed type of organization, that contracts with the CMO for services. CMO will assist the AP in organizing the type of organization of the APs. APs will work at a facility setup by CMO, and support staff are provided by the CMO. CMO shall provide APs with all support staff, supplies, transcription, basic employment benefits, office space, medical equipment and other types of services. CMO shall charge AP's a 55% fee, with a 5% quarterly rebate to AP based on achieving quality goals. At the CMO's option the quarterly may be immediately rebated to any or all APs and not withheld. An AP contract is attached as Exhibit B. FRANCHISER shall provide CMO with the AP contracts.
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      c. IMC. CMO shall provide business management services by contract to
IMCs. IMCs are non-physicians who supply medically related products or services. CMO will provide medical billing, quality assessment and review, marketing to patient groups, marketing to insurance companies for access to provider contracts and referrals from AP's or other sources. There will be no fee to IMC for these services. The IMC contract is attached as Exhibit C. FRANCHISER shall provide CMO with IMC contracts.

      d. GENERAL SERVICES. To provide convenience and service for patient groups, CMO may allow or require IPs or IMCs to sub-license space at a CMO facility. CMO shall provide a complete set of shared office services to parties who sub-license space at a CMO facility. The services include clerical support, utilities, building management, billing, scheduling, and other shared services. The current fees for these services are set by the FRANCHISER at $125 per square foot for IPs of CMO and $150 per square foot for IMCs of CMO. The contract for GENERAL SERVICES is attached as Exhibit D. FRANCHISER shall provide CMO with GENERAL SERVICES contracts.

4. SITE SELECTION. CMO shall select sites for medical centers in TERRITORY. For sites selected by CMO outside of TERRITORY, CMO will need express written permission from FRANCHISER. Sites should be selected so that each site supports a population of between 100,000 and 200,000 people and will support from 10,000 to 20,000 covered lives. Sites should have high visibility, high traffic count, adequate parking, and be at reasonable distance from hospitals where APs and IPs practice.

5. SITE LEASING. CMO shall negotiate leases for each site. CMO typically should not have ownership of sites, but should encourage leasing sites owned by its members or related parties. CMO should lease a core center with sufficient space for between 10-20 APs. APs and IMCs will work in the core center. CMO should arrange for IPs to lease their own space at or near the center. CMO should lease sufficient space for sub-licenses (IMCs) including blood testing, radiology, pharmacy, physical therapy, or other services as may be required. Core center is estimated to be 15,000 sq. ft. IPs typically will need an additional 35,000 sq. ft around center. CMO will need to put up a security deposit and build out at about $45 per sq. ft, and lease furniture, and highly visible signage. All signage must be expressly approved by FRANCHISER. CMO should arrange for sub-licensees to pay each sub-licensees own build out expenses.

      a. STATE STATUTES AND LOCAL ORDINANCES. CMO should arrange to conform to the laws of the given State in which the franchise is to be located regarding the provision of health care and shall ensure that the site complies with local ordinances and building codes, and obtain the required permits (i.e. health, sanitation, building, occupancy and use, driveway, utility and sign permits).

      b. HIRE AND TRAIN EMPLOYEES. CMO will need to hire personnel to staff the core center to support the APs, IPs and IMCs that will work at the center. Employees should have experience working at a medical practice and will need to perform the job functions described in the MANUAL. CMO agrees to terminate the employment of any employee at the reasonable request of FRANCHISER.

6. PRE-OPENING PURCHASES. CMO shall make Pre-Opening Purchases for each site to stock it as appropriate for multi-specialty medical center. Such purchases shall include items such as (but not limited to): office supplies, medical supplies, leased office furniture, leased medical furniture for exam and procedure rooms, durable medical equipment, and other items as a medical office may require.


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7. FRANCHISE FEE. CMO shall pay FRANCHISER a franchise fee comprised of an initial payment of $50,000 for the license of the FRANCHISER corporation's trademark, plus an initial fee of $150,000 for FRANCHISER services, plus a periodic payment equivalent to 1% of the gross collected billings of the CMO, IP and AP members for each month, to be paid to FRANCHISER on or by the 20th of each following month in consideration of FRANCHISER'S continuing support for CMO's services.

      a. BANKING. CMO shall arrange for all IP, AP and IMC members to have bank accounts conveniently located for CMO and FRANCHISER for the deposit of moneys received under CMO contracts. CMO shall also arrange for the monthly debit on the 15th of each month for fees due CMO from IPs or APs. FRANCHISER can also arrange to have the fees due FRANCHISER from CMO electronically debited from CMO's account on the 20th day of each month.


8. PROMOTIONS AND ADVERTISING. CMO shall be obligated under this Franchise Agreement to use a minimum of five percent (5% ) of its operating budget for purposes of advertising and promotion. CMO is permitted to form advertising cooperatives with other franchisees to pool advertising resources. CMO will be permitted to adjust the advertising and promotional budget with the prior express written permission of the FRANCHISER. Any and all promotions and advertising shall be truthful and in accord with the laws regulating insurance and medical practice, as well as truth in advertising legislation.

      a. MARKETING ASSISTANCE. FRANCHISER shall provide marketing assistance to CMO including but not limited to: Benefits Testing, Focus Groups, Patient membership kits, advertising standards and review and approval of all advertising of CMO. FRANCHISER may provide prepared radio, TV, and newspaper spots, and may arrange for cooperative advertising dollars from patient groups, self insured parties and insurance companies. FRANCHISER must provide express written approval for all CMO advertising to patients. FRANCHISER can withhold such approval for any reason including non-conformity with the advertising standards and company image.

      b. MARKETING. FRANCHISER shall, at its own expense, meet with and negotiate with health insurers, self insured organizations, and other potential patient groups to develop contracts that refer patients to CMO. FRANCHISER shall use its best efforts to supply patients for CMO facilities, IPs, APs and IMCs. FRANCHISER will only work to obtain a quota of 10% of the possible covered lives in a given region or 12,000 covered lives per site whichever is less. FRANCHISER will have no obligation to continue marketing for a given region or site after quota is achieved for more lives. However, FRANCHISER will be responsible to maintain and renew agreements to maintain cover lives quota.

9. AUDIT. FRANCHISER can audit CMO annually or more often as may required by Federal or State law or Insurance Company requirements at CMO's expense. Such audit shall be made available to CMO and its Officers, Directors and Shareholders as shall be required by law. If any error is found in payments made to FRANCHISER under paragraph 7, CMO shall pay any such underpayments and a 10% penalty on underpayments.

      a. EXECUTIVE COMMITTEE. CMO shall have an Executive Committee of Directors that shall meet at least every other month and have to the power to review the Audit and take any other action as may be necessary in the ordinary course of business, and to implement the terms on this contract. CMO shall permit a representative of FRANCHISER to attend such meetings, upon request.

10. HQM. CMO must use Health Quality Management, Inc. (hereinafter referred to as HQM) of 5110 Ridgefield Rd., Suite 212, Bethesda, MD, for all medical billing and reporting services. HQM shall charge a fee of 8% of gross collected billings as per the HQM contract (attached hereto as an Exhibit) and shall provide the services as indicated by the contract between CMO and HQM. The HQM contract is attached as Exhibit E. HQM is owned by several members of the FRANCHISER's management including P. Steven Macedo, and Michael Macedo.


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11. SITE DEVELOPMENT. CMO must develop the site(s) selected by CMO. Sites may be developed prior to opening of centers by signing APs in area with existing practices. CMO may need to finance lease of APs in the area to encourage membership. CMO may use the APs existing locations prior to a center opening or where there is insufficient space at an existing center. CMO should renovate as appropriate any existing locations of APs that will be used until a center is available.

12. RECRUITMENT. CMO must recruit IPs, APs, and IMCs. FRANCHISER will train CMO for 1 day in recruitment and provide materials, including physician recruitment brochures, AP brochures, HQM brochures, Invitations, and other materials as FRANCHISER may decide to provide. FRANCHISER shall hold the copyright on and own all such recruiting and meeting materials. FRANCHISER shall provide the speech for recruitment. CMO's Directors will provide a list of invitees for potential recruitment according the specialty guidelines provided by FRANCHISER. CMO must maintain correct ratios of physician specialty members as provided by FRANCHISER in the MANUAL. CMO will send invitations to potential recruits. CMO will hold series of meetings at local hotels with food and refreshments, a typical cost of such a meeting is about $2,500, which cost shall be paid by CMO. Potential recruits will fill in an application and an IP or AP contract.

      a. RECRUITMENT COMMITTEE. CMO shall appoint a series of Directors of CMO to run the recruitment committee. The committee shall credential potential IPs and APs according the credentialling guidelines in the MANUAL. Each member so credentialled shall have the his/her picture taken by CMO and be sent a standard plaque as determined by the FRANCHISER.

13. OPENING. CMO must open franchise for business within two years of the signing of this contract or the FRANCHISER may revoke this contract for cause, as per paragraph 27.

14. STANDARDS COMPLIANCE. The CMO must comply with the standards and quality manual (hereinafter referred to as "MANUAL") and criteria contained therein as established by the FRANCHISER. Franchise can be revoked for cause as per paragraph 27. FRANCHISER alone reserves the sole discretion to make and effect modifications to the MANUAL, from time to time, and is under an affirmative obligation to duly notify the CMO of such changes and modifications to the MANUAL as will have been made by the FRANCHISER to that time. Once so notified of changes and modifications, the CMO is obligated to comply with such changes and modifications to the standards and quality manual. CMO shall maintain the confidentiality of the MANUAL which is confidential and proprietary and shall not publish or distribute the MANUAL or any portion publicly. FRANCHISER shall maintain all copyrights on the MANUAL.

      a. QUALITY COMMITTEE. The CMO shall form a quality committee of Directors including at least 80% licensed physicians to enforce the MANUAL and medical practice parameters contained therein. The committee must at least annually submit written recommendations to the FRANCHISER as to any improvements that can be made or additions to the MANUAL. FRANCHISER may make such changes and act on such recommendations at its sole discretion. Any and all such changes become the property of the FRANCHISER.

      b. REGULATORY COMPLIANCE. FRANCHISER will provide CMO with information necessary for the parties to comply with any laws or regulations applicable to the services to be provided under this Agreement, including the Employee Retirement Income Security Act ("ERISA"), Medicare, the Maryland Insurance Code, the insurance codes and regulations of the particular state in which the CMO will be conducting business, the Fair Debt Collections Act and the regulations promulgated under those acts. CMO's compliance with any such laws and regulations shall be the sole responsibility of CMO, which shall comply with all such laws and regulations. CMO will obtain and maintain any licenses or regulatory approvals necessary for it to perform its services under this Agreement.


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      c. REGULATORY COSTS AND FEES. In the event that CMO, the FRANCHISER, the arrangement established by this Agreements, or any payments for claims for health services or fees to CMO are subjected to any form of governmental or regulatory charges, including any premium taxes, insolvency fund fees, guarantee fund fees, licensing fees or any similar charges, such charges shall be the sole responsibility of CMO, and CMO shall hold harmless and indemnify the FRANCHISER from the payment of any such charges.

15. TRADE IDENTIFIERS AND MEMBERSHIP MATERIALS. FRANCHISER agrees to license the use of its proprietary trademarks, tradenames, service marks, logos, and other commercial images and identifiers to the CMO, as necessary for commercial and promotional purposes. As well, any physician or patient membership materials, including membership kits, newsletters, physician and membership lists, physician materials, insurance carrier materials, marketing materials, and other written materials in paper, magnetic, optical or any other media which are proprietary to the FRANCHISER, but necessary to the CMO, will be provided to the CMO with permissive use restricted to defined commercial and promotional use in connection with the promotion and operation of the CMO.

      a. TRADEMARKS AND SERVICE MARKS. The licensing of FRANCHISER trademarks and service marks is subject to the terms of any licensing agreement between CMO and FRANCHISER, including the timely payment of any required licensing fees and/or royalties thereunder. The CMO must use the trademarks and service marks of the FRANCHISER in the course of the promotion of CMO's business and in the conduct of business operations, including the administration of health care and medical services. The CMO must properly employ the trademarks, tradenames, service marks, logos, and other commercial images and identifiers, so as not to invalidate the trademark and/or service mark of the FRANCHISER. Trademarks and service marks must always be employed in commerce whenever the goods or services of the FRANCHISER are produced, sold, shipped, or promoted for sale in commerce. Trademarks and service marks must always be employed as proper nouns or pronouns, and may not be used as verbs, adjectives or adverbs. Wherever a trademark or service mark appears, it must be accompanied by the proper trade designation of the "R" in a circle, if a registered trademark, or a superscript "TM" or "SM" if registration as a trademark or service mark is pending. The CMO will be provided with specific guidelines for the proper use and protection of any trademarks, tradenames, service marks, logos, and other commercial images and identifiers proprietary to the FRANCHISER, and shall receive proper notice of any changes made to those guidelines during the course of the license term. Specific guidelines for the use in commerce of trademarks, service marks, tradenames, logos, and other trade identifiers will be provided to the CMO in the MANUAL.

      b. COPYRIGHTS AND TRADE SECRETS. The FRANCHISER's materials for CMO development and the materials for the patient membership kit, newsletters, physician and membership lists, physician materials, insurance carrier materials, marketing materials, and other written materials will be provided to the CMO for restricted use in the business development of the CMO and the promotion of the CMO and health care and medical services to the patient membership. These materials are proprietary and confidential to the FRANCHISER and are subject to protection under the law as copyright and trade secrets. The use and reproduction of these materials is strictly limited by the express written permission of the FRANCHISER, and any unauthorized use or reproduction of these materials is strictly prohibited by law. The CMO will be provided specific written guidelines in the MANUAL for the use and reproduction of any materials provided by the FRANCHISER in connection with the Franchise Agreement between the FRANCHISER and the CMO.

16. RESTRICTIONS ON SERVICES OFFERED. CMO may only offered services as provided for in this contract, its Exhibits and the MANUAL. CMO shall not offer any other services or products without express written permission of FRANCHISER.


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17. CUSTOMER SERVICE. Customer service guidelines may be set down in MANUAL.
FRANCHISER may conduct periodic customer surveys to verify customer service goals are being met. FRANCHISER may request termination of particular IP(s), AP(s) or site(s) if there are excessive malpractice claims or patient dissatisfaction, as determined by FRANCHISER. The CMO is under an affirmative obligation to promptly notify the FRANCHISER of any and all medical malpractice claims involving CMO and/or physicians under the CMO. CMO is also under an affirmative obligation to notify the FRANCHISER of customer service and consumer complaints, incidences of patient dissatisfaction, and other claims, as well as any remedial steps taken toward resolution of complaints and patient dissatisfaction. CMO and FRANCHISER will also implement practice policy regarding the recording and reporting of patient dissatisfaction and consumer complaints and the resolution of such incidences, including dispute resolution policy and guidelines to be followed by CMO. The CMO must notify the FRANCHISER of any such claims, complaints or problems within 15 business days of the date that the CMO is first notified or made aware of the claims, complaints or problems. If CMO is not able to solve the excessive malpractice claims problems or persistent customer service problems within one year of notification under this paragraph, a franchise can be revoked for cause as per paragraph 27.

18. TERRITORIAL DEVELOPMENT. CMO must uses its best efforts to develop the TERRITORY assigned to CMO as per paragraph 2. CMO must recruit 100 doctors as IPs or APs within two years. FRANCHISER may notify CMO in writing to develop a portion of the TERRITORY CMO has not developed. Upon written notification CMO must develop that portion of the TERRITORY within two years. If can not provide a full service network of IPs and APs suitable of supporting 10% of the potential covered lives in that portion of the TERRITORY within 2 year of notification, FRANCHISER can revoke that portion of the TERRITORY from paragraph 2, with cause for not developing, as per paragraph 27.

19. AP SUPPORT. Ongoing purchases are required to support APs in suitable manner for local practice conditions. A majority of the APs at a given site may notify FRANCHISER with a specific list of problems that the APs are not being supported in a suitable manner. FRANCHISER may than notify of the problems and CMO shall be given 60 days to cure the problem(s). If the CMO does not cure the problems and 2/3 of the APs at the site approve, the FRANCHISER may revoke the franchise for that site as per paragraph 27, and the site may be purchased or re-sold as per paragraph 31.

20. APPEARANCE AND IMAGE. CMO must maintain each site with appropriate maintenance as may be specified in the MANUAL. The CMO should remodel each site appropriate the maintain the image and appearance at least every 10 years, including paint and carpeting as may be specified in the MANUAL. Each site should have an appearance and image appropriate for a given region, comparable to other physician offices in that region.

21. LIABILITY COVERAGE. CMO must maintain adequate public liability, malpractice, and stop loss insurance coverage, as appropriate for a given contract, including, but not limited to the following insurance coverage:

      a. Business Property Insurance on a replacement cost basis;

      b. Electronic Data Processing Coverage, including electronic and magnetic media coverage;

      c. Public Liability Insurance coverage with minimum limits of not less than $1,000,000;

      d. Workers Compensation Coverage on all employees.


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      e. Corporate Medical Malpractice coverage with minimum limits of
      $3,000,000 per incident/$5,000,000 aggregate total (or limits to be determined by the payors).

      f. Corporate Stop Loss coverage for risk assumed in excess of the Physician Quality withold.

      g. Individual Physician's Medical Malpractice coverage with minimum limits of not less than $1,000,000 per incident/$3,000,000 aggregate total (or limits to be determined by the payors).

      h. Property, Casualty and Workers compensation by physician, wherever possible.

      i. Liability coverage for Corporate Officers and Directors.

22. INDEMNIFICATION AND INSURANCE. The CMO shall indemnify the FRANCHISER from any and all lawsuits and the fullest extent permitted by State or Federal Law. The FRANCHISER shall be named as an insured party under the CMO's liability and insurance coverage.

23. CMO DIRECTORS' PARTICIPATION. The Directors of the CMO must personally participate in recruitment of IPs and APs by inviting potential recruits, and attending recruitment meetings described in paragraph 12 as reasonable, necessary and appropriate. Any Director who does not personally participate shall be considered to be in default. FRANCHISER can request that such defaulting Director not be nominated for re-election by CMO to its shareholders. The Directors of the CMO shall include at least 80 % licensed physicians at all times.

      a. ROTATING DIRECTORSHIPS. CMO shall provide that it will re-elect approximately one third of its Directors each year to a three year term. This shall facilitate the stability of the CMO. FRANCHISER shall make available to CMO, at CMO's option Directors who are experienced in CMO operation to serve on CMO's board. CMO must make stock in CMO available to said Directors at the same price as generally offered to other parties.

      b. INDEMNIFICATION. CMO shall indemnify its Directors and Officers to fullest extent as permitted under CMO's State or Federal Law.

      c. OWNERSHIP. CMO shall make available to all IPs and APs on a regular basis, as allowed by Federal and State law ownership in CMO. CMO will attempt as is reasonably possible to limit ownership only to IP or AP physicians or first degree relatives who will be or are IPs or APs, and avoid selling ownership to IMC's or non-physicians.

24. RECORDS. FRANCHISER will maintain records on all of the IPs, APs, and IMCs, including applications and contracts for CMO. FRANCHISER will send contracts on request to interested IPs, APs and IMCs at CMO's request. FRANCHISER may provide copies of said applications, and/or abstracts of information from applications and/or contracts as may be required by Insurance Companies, self health insured parties, and other patient referral sources to fulfill FRANCHISER's obligations in paragraph 8b. In the event of termination of this contract both parties are entitled to copies of the records.

      a. PATIENT RECORDS. CMO will maintain patient records as may be required to provide services under this contract. All patient records are confidential information and may not be revealed to other parties without the patient's consent. CMO will use the patient application form provided by FRANCHISER so that patient records may be made available to all CMO physicians, MEDI-CEN physicians and FRANCHISER's franchisees physicians. In the event of termination under this contract both FRANCHISER and CMO may both retain copies of patient records.


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25. TERM OF AGREEMENT. This Franchise Agreement shall be in full force and effect for a term of twenty (20) years from the date of execution by the parties.

26. RENEWAL. The CMO and the FRANCHISER may mutually agree to provide for the option of a renewal of the Franchise Agreement at the end of the initial period of twenty (20) years. The FRANCHISER provides for an optional renewal term of five (5) years at a renewal cost to the CMO of $200,000. Subsequent renewal options may be exercised with the mutual agreement of the parties for the same terms and renewal cost of $200,000, per five (5) year renewal.

27. CANCELLATION FOR CAUSE. The franchise can be fully or partially terminated for cause as outlined in this agreement. The procedure for termination shall be as follows:

      A. ARBITRATION. Disputes between he parties shall be resolved by arbitration. In the event any dispute relating to this agreement arises between CMO and FRANCHISER, the parties shall meet and confer in good faith in an attempt to resolve the dispute. If the dispute is not resolved within 30 days after the date the parties first met to discuss it, and a party wishes to further pursue the dispute, the party shall refer the dispute to arbitration on an expedited basis by the American Arbitration Association. In no event may the arbitration be initiated more than one year after the date a party first gave written notice to the other party regarding the existence of the dispute. The arbitration shall be held in Rockville, Maryland under the commercial arbitration rules of the American Arbitration Association. The arbitrators shall have no power to award any punitive or exemplary damages or to ignore the terms of this contract and shall be bound by controlling Maryland and federal law. In the event that arbitration fails to resolve a dispute between the parties, after arbitration has been fully concluded, either party may seek a judicial review of the matter submitted to arbitration.

      B. REMEDIES. In the event of a material breach of this contract as determined by an arbitrator:

            (i) A party in breach of this contract, as determined by an arbitrator, shall cure such breach within 30 days of an arbitrator's decision without the need for any action by the other party.

            (ii) The parties agree that a breach or default will cause irreparable and continuing harm to the other party, for which there is not adequate remedy at law. The party not in breach of the contract shall be entitled to temporary or permanent inductive relief, and to judgment for damages caused by the breach, and any other legal or equitable remedies provided by applicable law or at equity, provide the contract to arbitrate is first complied with.

      C. TERMINATION. If either party is in material and substantial default or breach by the other party as determined by the arbitrator then the franchise rights may be fully or partially terminated as provided for in this agreement. Such termination shall be effective 30 days after written notice specifying the default, as determined by an arbitrator has been given to the defaulting party, unless the default has been cured before the end of the 30 day period.

28. ASSIGNMENT. The CMO may only assign, transfer or sell this contract with express written permission from the FRANCHISER. The FRANCHISER may freely assign or transfer this contract at its discretion. The contract shall be binding upon and inure to the benefit of the parties hereto and their respective successors and such assigns as are authorized in writing by the parties.


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29. TRANSFER. While CMO may not transfer contract without FRANCHISER approval,
CMO may be a public company and have freely tradable stock. If will not be considered a transfer when the ownership of CMO changes due to trades in its common stock on a public market.

30. POST TERMINATION. Upon termination of the franchise relationship between FRANCHISER and CMO, the CMO may not compete with the FRANCHISER or any franchisee thereof within the TERRITORY for a period of three (3) years following termination of the franchise relationship. The CMO may not compete with the FRANCHISER or any other franchisee thereof by engaging in the subject business of the franchise relationship within a radius of twenty (20) miles of any center previously operated by the CMO under the franchise relationship.

      Following termination of the franchise relationship, the CMO must return any and all literature and confidential records, and must maintain the confidentiality of all records, information and trade secrets which may be construed as proprietary including the MANUAL to the FRANCHISER. Upon termination, CMO must cease any and all use of tradenames, trademarks, service marks, logos, corporate identifiers, any promotional and advertising copy in any medium, and any and all proprietary materials of the FRANCHISER protected under copyright and other laws as intellectual property, and CMO must desist from any further or future use of said tradenames, trademarks, service marks, logos, corporate identifiers, any promotional and advertising copy in any medium, and any and all proprietary materials of the FRANCHISER protected under copyright and other laws as intellectual property.

31. RIGHTS OF APPRAISAL. In the event of non-renewal or termination of a franchise or a portion of a franchise, FRANCHISER may have the CMO assets independently appraised and may purchase or resell the franchise or portion of the franchise to a new purchaser, at the sole discretion of the FRANCHISER. If CMO and FRANCHISER can not agree on an independent appraiser then an arbitrator pursuant to 27a may determine the proper appraisal.

32. RIGHT OF FIRST REFUSAL. If any party tries to purchase CMO or a substantial portion of CMO, the FRANCHISER shall have right of first refusal. CMO must submit the proposed sale and the CMO's buyer's information to FRANCHISER. Within 30 days FRANCHISER may match the offer or find an alternative buyer to match the offer. If the FRANCHISER or FRANCHISER's buyer does not match the offer in 30 days the CMO may sell the business or portion to CMO's buyer. Whether or not FRANCHISER's offer matches or exceeds another proposed offer, if disputed by the parties, shall be subject to arbitration, as provided in paragraph 27 of this Agreement.

33. ENTIRE AGREEMENT. This is the entire agreement between the parties and no other oral or written representations or agreements have been made between the parties. This agreement cannot be amended or changed except by writing consented to and signed by both parties and attached hereto.

      A. NOTICES. All notices required or permitted under this contract shall be in writing and shall be deemed given when delivered in person or when sent via registered or certified U.S. Mail, return receipt requested, via courier, or via facsimile transmission to the addresses and parties set forth herein, or to such other address of which any party hereto may from time to time have been notified by the other in compliance with the notice provisions within this contract.

      B. SEVERABILITY. If any provision of this contract is held or deemed to be invalid , unenforceable, void or voidable to any extent when applied to any person, party, or circumstance, then that provision may be severed and the remaining provisions of the contract and the enforcement of such provisions to other parties, persons or circumstances, shall not be affected thereby. Each provision of this contract shall be enforced to the fullest extent allowed by law.

      C. RELATIONSHIP. The relationship between the parties is solely one of independent contractors and nothing in this contract shall be construed or deemed to create any other relationship between the parties, including one of employment, agency, joint venture, or fee splitting arrangements.


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

34. CHOICE OF FORUM. If any dispute under this contract to be pursued in a court of law, the choice of forum shall be the Federal District Court of Maryland.


35. GOVERNING LAW. This contract shall be governed by and construed in accordance with the laws of the State of Maryland, except that the Conflicts of Laws Rules shall not apply.


36. EFFECTIVE DATE. The Effective date of this Agreement shall be the date of execution, or the date of approval by the CMO's Board of Directors, whichever occurs later.


                                   SIGNATURES

Executed this 3rd day of June, 1995.



/s/ P.S.F. Macedo, Director
----------------------------------------------------------
For: FRANCHISER



/s/ Jonathan Musher, VP
----------------------------------------------------------
For: CMO


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